Exhibit 2.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of

August 7, 2019

between

NGL ENERGY OPERATING LLC,

and

TRAJECTORY ACQUISITION COMPANY LLC,
relating to the purchase and sale
of 100% of the equity interests of TransMontaigne Product Services LLC

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS	1

Section 1.01        Definitions                                        1
Section 1.02        Other Definitional and Interpretative Provisions                        7

ARTICLE 2 PURCHASE AND SALE	7

Section 2.01        Purchase and Sale                                    7
Section 2.02        Purchase Price                                        7
Section 2.03        Closing                                            7
Section 2.04        Closing Statement                                    8
Section 2.05        Adjustment of Purchase Price                                9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	10

Section 3.01        Corporate Existence and Power                             10
Section 3.02        Corporate Authorization                                 10
Section 3.03        Governmental Authorization                             10
Section 3.04        Noncontravention                                 10
Section 3.05        Capitalization of the Company                             10
Section 3.06        Ownership of Company Interests                             11
Section 3.07        Company Subsidiaries                                 11
Section 3.08        Financial Statements                                 11
Section 3.09        Absence of Certain Changes                             11
Section 3.10        No Company Undisclosed Material Liabilities                     11
Section 3.11        Material Contracts                                 12
Section 3.12        Litigation                                     13
Section 3.13        Compliance with Law                                 13
Section 3.14        Real Property                                     14
Section 3.15        Intellectual Property                                 15
Section 3.16        Insurance Coverage                                 16
Section 3.17        Finders’ Fees                                     16
Section 3.18        Employee and Labor Matters                             16
Section 3.19        Employees; Employee Benefit Plans                         17
Section 3.20        Environmental Matters                                 17
Section 3.21        Affiliate Arrangements                                 18
Section 3.22        Permits                                         18
Section 3.23        Solvency                                         18
Section 3.24        Company Operations                                 18
Section 3.25        Disclosure                                     18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	18

Section 4.01        Corporate Existence and Power                             18
Section 4.02        Corporate Authorization                                 18
Section 4.03        Governmental Authorization                             19
Section 4.04        Noncontravention                                 19
Section 4.05        Financing                                     19
Section 4.06        Purchase for Investment                                 19
Section 4.07        Litigation                                     19
Section 4.08        Finders’ Fees                                     19
Section 4.09        Inspections; No Other Representations                         19
Section 4.10        Financing                                     19

1

ARTICLE 5 COVENANTS OF SELLER	20

Section 5.01        Conduct of the Company                                 20
Section 5.02        Access to Information                                 21
Section 5.03        Resignations                                     21
Section 5.04        Hedging Agreements                                 21

ARTICLE 6 COVENANTS OF BUYER	21

Section 6.01        Confidentiality                                     21
Section 6.02        Access                                         22

ARTICLE 7 COVENANTS OF BUYER AND SELLER	22

Section 7.01        Commercially Reasonable Efforts; Further Assurances                 22
Section 7.02        Public Announcements                                 23
Section 7.03        Intercompany Accounts                                 23
Section 7.04        Notices of Certain Events                                 23
Section 7.05        Claim Cooperation                                 23
Section 7.06        Insurance Cooperation                                 23
Section 7.07        MTBE Settlement Agreements                             24
Section 7.08        Credit Support                                     24
Section 7.09        Blending Credits                                     24
Section 7.10        Oil Spill Fee                                     24
Section 7.11        Non-Compete Non-Solicit                                 24

ARTICLE 8 TAX MATTERS	25

Section 8.01        Tax Representations                                 25
Section 8.02        Tax Covenants                                     25
Section 8.03        Tax Sharing                                     26
Section 8.04        Cooperation on Tax Matters                             26
Section 8.05        Certain Disputes                                     26
Section 8.06        Allocation of Purchase Price                             26
Section 8.07        Purchase Price Adjustment                             27
Section 8.08        Survival                                         27

ARTICLE 9 EMPLOYEE BENEFITS	27

Section 9.01        WARN                                         27
Section 9.02        No Third Party Beneficiaries                             27
Section 9.03        Continuing Employees                                 27

ARTICLE 10 CONDITIONS TO CLOSING	28

Section 10.01        Conditions to Obligations of Buyer and Seller                     28
Section 10.02        Conditions to Obligation of Buyer                             28
Section 10.03        Conditions to Obligation of Seller                             28
Section 10.04        Frustration of Closing Conditions                             29

ARTICLE 11 SURVIVAL; INDEMNIFICATION	29

Section 11.01        Survival                                         29
Section 11.02        Indemnification                                     29
Section 11.03        Third Party Claim Procedures                             30
Section 11.04        Direct Claim Procedures                                 30
Section 11.05        Calculation of Damages                                 31
Section 11.06        Environmental Procedures                                 31
Section 11.07        Assignment of Claims                                 32
Section 11.08        Exclusivity                                     32

2

ARTICLE 12 TERMINATION	32

Section 12.01        Grounds for Termination                                 32
Section 12.02        Effect of Termination                                 33

ARTICLE 13 MISCELLANEOUS	33

Section 13.01        Notices                                         33
Section 13.02        Amendments and Waivers                                 34
Section 13.03        Expenses                                     34
Section 13.04        Successors and Assigns                                 34
Section 13.05        Governing Law                                     34
Section 13.06        Jurisdiction                                     34
Section 13.07        WAIVER OF JURY TRIAL                                 34
Section 13.08        Counterparts; Effectiveness; Third Party Beneficiaries                 34
Section 13.09        Entire Agreement                                     35
Section 13.10        Severability                                     35
Section 13.11        Disclosure Schedules                                 35
Section 13.12        Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege     35
Section 13.13        Specific Performance                                 36
Section 13.14        Time is of the Essence                                 36

3

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is entered into on August 7, 2019 (the “Signing Date”), between NGL Energy Operating LLC, a Delaware limited liability company (“Seller”), and Trajectory Acquisition Company LLC, a Delaware limited liability company (“Buyer”). Each of Seller and Buyer may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
A.Seller owns all of the issued and outstanding equity interests of TransMontaigne LLC, a Delaware limited liability company (“Holder”), and Holder owns all of the issued and outstanding equity interests (the “Company Interests”) of TransMontaigne Product Services LLC, a Delaware limited liability company (the “Company”), which is engaged in the business of terminaling, marketing and distributing refined petroleum products.

B.Seller wishes to cause Holder to sell, assign and convey the Company Interests, and Buyer wishes to purchase the Company Interests, upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT
For and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE 1
DEFINITIONS

Section 1.01    Definitions.

(a)As used in this Agreement, the following terms have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934.
“Accounting Principles” means the accounting policies, principles, practices and methodologies set forth on Exhibit A.
“Acquired Business” means the business of the Company, as currently conducted.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company shall not be considered an Affiliate of Seller. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, arbitration award, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority (or, in the case of an arbitration award, by an arbitrator in the course of binding arbitration) that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Available Employee” means each employee of Seller or its Affiliates (other than the Company) who is identified as an “Available Employee” on the Employee List.
“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2019.
“Balance Sheet Date” means June 30, 2019.
“Benefit Plan” means (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA), (ii) any other employee benefit or compensation plan, program, practice, agreement, or arrangement, and (iii) any employment, severance, retention, change in control, or similar agreement or arrangement.

“Blending Credit” means any payment or tax credit to which the Company is or may become entitled, contractually or otherwise, that is attributable to the period before Closing and arises from a tax credit under the Biodiesel Tax Credit Extension Act of 2019 or other law addressing similar subject matter.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Closing Date” means the date of the Closing.
“Closing Adjusted Working Capital” means (i) the current assets of the Company, minus (ii) the current liabilities of the Company, in each case determined as of the Closing Date in accordance with the Accounting Principles and the Illustrative Closing Statement; provided that all those assets and liabilities that are specified to be excluded for these purposes in the Accounting Principles or in the Illustrative Closing Statement shall be so excluded, including without limitation (A) any provision for income or franchise tax assets or tax liabilities (whether current or deferred), (B) the Purchased Inventory, (C) any assets or liabilities arising from Hedging Agreements (derivatives), (D) reserves for Environmental Liabilities, (E) any Debt, (F) accrued compensation, vacation and PTO for Available Employees not hired by Buyer, (G) Transaction Expenses and (H) margin deposits.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the United States Internal Revenue Code of 1986.
“Combined Tax” means (i) any Tax with respect to which any of the Company has filed or will file a Tax Return with a member of any Seller Group on a consolidated basis and (ii) any income or franchise Tax payable to any state, local or foreign taxing jurisdiction in which the Company has filed or will file a Tax Return with a member of any Seller Group on an affiliated, consolidated, combined or unitary basis with respect to such Tax.
“Company Intellectual Property Rights” means all Intellectual Property owned by or licensed to the Company.
“Confidentiality Agreement” means the Confidentiality Agreement between Seller’s Affiliate, NGL Energy Partners LP and Buyer’s Affiliate, Pilot Travel Centers LLC, dated as of May 14, 2019.
“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, or, with respect to any equity interests, the waiver of any right of first refusal or similar Lien.
“Controlled Group Liabilities” means any and all liabilities of Seller, the Company, or any of their respective ERISA Affiliates under Section 302 or Title IV of ERISA, Part 6 of Subtitle B of Title I of ERISA, or Sections 412, 430, 431, 436, or 4980B of the Code.
“Debt” means, with respect to any Person, without duplication, (a) any indebtedness of such Person for borrowed money (including any accrued and unpaid interest on, and any prepayment premiums, penalties, fees or similar contractual charges in respect of, such indebtedness), (b) any obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (including foreign currency contracts and interest rate swaps), (c) any obligations of such Person for amounts drawn under letters of credit, (d) all obligations of such Person for the deferred purchase price of property or services, (e) all obligations of such Person as lessee under leases required to be capitalized or categorized as “finance leases” in accordance with GAAP, (f) all Synthetic Debt and Synthetic Lease Obligations and (g) all obligations of such Person to guarantee any of the foregoing types of Debt of any other Person.
“Environmental Law” means any Applicable Law pertaining to (a) the protection of the environment, natural resources or wildlife or (b) the effect on the environment or, in the case of human exposure, human health related to the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release or handling of, or human exposure to, any Hazardous Substance.
“Environmental Liabilities” means any and all Liabilities, obligations, responsibilities, environmental response costs (including reasonable costs of investigation, monitoring and environmental remediation), Damages, fines, penalties, sanctions, or consulting fees imposed or reasonably incurred (a) pursuant to any agreement, order, notice of responsibility, directive (including requirements embodied in Environmental Law), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or in connection with any violation of, or liability under, any Environmental Laws, (b) pursuant to any notice, claim, complaint, demand or cause of action by a Governmental Authority or any other Person to the extent arising out of or in connection with any Release, discharge, transportation or disposal of, or arrangement for transportation or disposal of, or exposure to, Hazardous Substances (including, for the avoidance of doubt, any off-site migration of Hazardous Substances) or any violation of, or liability under, any Environmental Laws, and (c) for any actual or alleged violation of, or any remediation or compliance obligation under, any Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” with respect to an entity means any trade or business, whether or not incorporated, that together with such entity, would be deemed a “single employer” within the meaning of Section 414 of the Code.
“Excluded Asset Liability” means any Liability arising in connection with or otherwise related to the real property, contracts or other assets, or the ownership or operation thereof, that are the subject of the assignments, conveyances or transfers by the Company pursuant to or in connection with the Pre-Signing Restructuring.
“Fundamental Representations” means (a) with respect to Seller, the representations contained in Section 3.01, Section 3.02, Section 3.04(a), Section 3.05, Section 3.06, Section 3.17, Section 3.19 and Section 3.24(a), and (b) with respect to Buyer, the representations and warranties contained in Section 4.01, Section 4.02 and Section 4.08.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local or tribal governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including any petroleum or petroleum products, radioactive materials, asbestos or polychlorinated biphenyls.
“Hedging Agreement(s)” means any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons that binds the Company or any of its assets.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Intellectual Property” means all trademarks, service marks, trade names, mask works, inventions, patents, trade secrets, copyrights, know-how (including any registrations or applications for registration of any of the foregoing).
“Interim Period” means the period commencing on the Signing Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Article 12.
“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of Don Jensen, Brian Cannon, Michelle Davis, Michael Krimbill, Kurston McMurray and Byron Beckwith, in each case after reasonable inquiry of such person’s direct reports of the matter in question; provided that Kurston McMurray will not be deemed to have knowledge of and will have no duty to disclose any attorney-client privileged information.
“Liability” means any debt, liability, claim, demand, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued or liquidated or unliquidated) of every kind and description and including all costs and expenses related thereto.
“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any type.
“Material Adverse Effect” means a material adverse effect on the financial condition, business, prospects, or results of operations of the Company, taken as a whole, excluding any effect resulting from (a) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company operates, (b) changes in general economic or political conditions, (c) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company operates, (d) acts of war, sabotage or terrorism or natural disasters, (e) the announcement or consummation of the transactions contemplated by this Agreement, (f) any failure in and of itself by the Company to meet any internal or published budgets, projections, forecasts or other predictions of financial performance for any period, (g) any action taken (or omitted to be taken) at the written request of Buyer or (h) any action taken by the Company that is required, expressly contemplated or permitted pursuant to this Agreement (in the case of clauses (b), (c) and (d), solely to the extent any such change does not disproportionately impact the Company in relation to other entities in the same business or industries in which the Company operates).
“Membership Interests Assignment” means the form of Membership Interests Assignment attached as Exhibit B to be executed by Buyer and Holder and delivered at Closing.
“Permitted Liens” means any (a) Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings, (b) materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, carrier’s and other similar Liens arising in the ordinary course of business and securing payments not yet due and payable or being contested in good faith by appropriate proceedings, (c) rights of lessors, lessees, licensors and licensees under leases and licenses, respectively, (d) restrictive covenants, easements, rights of way, defects, imperfections or irregularities of title, possible encroachments with respect to any Real Property and other similar encumbrances entered into in the ordinary course of business, which (i) do not materially interfere with the present use of or materially impair the value of any Real Property and (ii) do not individually or in the aggregate interfere with the conduct of the business of such Person, (e) any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Real Property, including without limitation, all zoning, entitlement, conservation restriction, landmark designations and other land use and environmental regulations by any Governmental Authority which do not materially interfere with the present use of any Real Property, (f) purchase money Liens, Liens securing rental payments under capital lease arrangements and other similar liens incurred in the ordinary course of business, in each case as disclosed on Section 3.14(c) of the Seller Disclosure Schedule, and (g) Liens which will be extinguished and released in full as of or in connection with the Closing.
“Person” means an individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization, including a Governmental Authority.
“Post-Closing Tax Period” means any Tax period that begins on or after the day immediately following the Closing Date and the portion of any Straddle Period beginning on the day immediately following the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pre-Signing Restructuring” means the conveyances, assignments and other transactions set forth on Schedule 1.01(a).
“Purchased Inventory” means the physical refined and renewable products inventory of the Company, as such inventory exists as of 12:01 a.m. Central Time on the Closing Date.
“Release” means any release, spill, emission, leaking, pumping, injection, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.
“Retained Environmental Liabilities” means, to the extent attributable or related to the Company, its current or former assets, the ownership or operation thereof or the Acquired Business, (i) any and all Environmental Liabilities to the extent the acts, omissions, events or conditions giving rise to such Environmental Liabilities arise or occur prior to the Closing Date including, to the extent consistent with the foregoing, any migration of Hazardous Substances attributable thereto whether prior to, on or after the Closing Date, (ii) any and all Liabilities related to methyl tert-butyl ether to the extent the acts, omissions, events or conditions giving rise to such Liabilities arise or occur prior to the Closing Date, including the claims set forth on Section 3.20 and Section 7.07 of the Seller Disclosure Schedule, and (iii) any and all Liabilities of the type set forth on Section 3.20 and Section 7.07 of the Seller Disclosure Schedule.
“Seller Group” means any affiliated, consolidated, combined or unitary group (including any affiliated group of corporations as defined in Section 1504(a) of the Code) of which Seller or any of its Affiliates is a member.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Synthetic Debt” means with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligations” means the monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application to such Person of any bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tax” means (a) any net income, capital gains, gross income, gross receipts, net receipts, sales, use, transfer, ad valorem, value added, franchise, profits, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, registration, recording, occupation, premium, personal property, real property, unclaimed property, social security, environmental (including Code Section 59A), alternative or add-on, registration, windfall profits or other tax or customs duties or similar amount imposed by (or otherwise payable to) any Taxing Authority, together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, (b) in the case of the Company, liability (including pursuant to Treasury Regulation Section 1.1502-6) for the payment of any amount of the type described in clause (a) as a result of being or having been before the Closing a member of (or leaving) an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (c) liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement.
“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.
“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.
“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.
“Trademark License Agreement” means the Trademark License Agreement by and between TransMontaigne GP LLC and TransMontaigne Product Services LLC, dated February 1, 2016.
“Transaction Documents” means this Agreement and the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed in connection with the Closing, the Pre-Signing Restructuring and the other transactions contemplated by this Agreement, including the Membership Interests Assignment and the Transition Services Agreement.
“Transaction Expenses” means the aggregate amount of all out of pocket fees and expenses, incurred by, or to be paid by the Company relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, through the Closing, which shall include, in each case, in connection with the transactions contemplated hereby through the Closing and to the extent consistent with the above, (a) any fees and expenses associated with setting up and maintaining the Seller virtual data room or obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority on behalf of Seller and/or the Company other than Transfer Taxes and fees to be paid by Buyer pursuant to Section 8.02(b); (b) any fees or expenses associated with obtaining the release and termination of any Lien (other than Permitted Liens); (c) brokers’ or finders’ fees; and (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts.
“Transfer Tax” means any transfer, excise, documentary, sales, use, stamp, registration, recording, ad valorem, value added, property or other similar Tax (including any related penalties and interest).
“Transition Services Agreement” means that certain Transition Services Agreement by and between Seller and the Company to be dated as of the Closing Date in the form reasonably determined by the Parties prior to the Closing Date.
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	8.06
Agreement	Preamble
Allocation Statement	8.06
Blending Agreement	3.11
Buyer	Preamble
Buyer 401(k) Plan	9.03
Buyer Indemnified Parties	11.02
Claim	7.05
Claim Cooperation Agreement	7.05
Closing	2.03
Closing Balance Sheet	2.04
Closing Inventory Value	2.02
Closing Statement	2.04
Company	Recitals
Company Interests	Recitals
Continuing Employee	9.03
Current Representation	13.12
Damages	11.02
Designated Person	13.12
Dispute Notice	11.04
e-mail	13.01
Employee List	3.19
Employment Date	9.03
Employment Offer	9.03
End Date	12.01
Estimated Purchase Price	2.02
Final Purchase Price	2.05
Financial Statements	3.08
Holder	Recitals
Illustrative Closing Statement	2.04
Indemnified Party	11.03
Indemnifying Party	11.03
Leased Real Property	3.14
Material Contract	3.11
OFAC	3.13
Owned Real Property	3.14
Party	Preamble
Parties	Preamble
Post-Closing Representation	13.12
Potential Contributor	11.07
Purchase Price	2.02
Purchase Price Adjustment	2.04
Real Property	3.14
Seller	Preamble
Seller 401(k) Plan	9.03
Seller Benefit Plan	3.19
Seller Indemnified Parties	11.02
Shipper History	3.24
Signing Date	Preamble

Tax Referee	8.05
Third Party Claim Timing Dispute	11.03 11.06

Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to cause Holder to sell, transfer and assign to Buyer, and Buyer agrees to purchase and accept from Holder, the Company Interests.

Section 2.02    Purchase Price.

(a)    The aggregate purchase price (“Purchase Price”) to be paid by Buyer to Seller for the Company Interests shall be the sum of:

(i)$30,000,000,

(ii)plus, the value of the Purchased Inventory as of 12:01 a.m. Central Time on the Closing Date, calculated in accordance with the Accounting Principles (“Closing Inventory Value”),

(iii)plus, the Closing Adjusted Working Capital, if a positive value, or minus the absolute value of Closing Adjusted Working Capital, if a negative value.

The Estimated Purchase Price shall be determined as provided in Section 2.02(b) and paid at Closing as provided in Section 2.03, subject to adjustment as provided in Section 2.05.
(b)No later than two (2) Business Days prior to the Closing, Seller will deliver to Buyer its good-faith estimate of the Purchase Price (the “Estimated Purchase Price”) and each component thereof, prepared in the same manner as (and to the extent available, including the same information as) the Closing Statement to be delivered pursuant to Section 2.04(a).

Section 2.03    Closing. The closing (the “Closing”) of the transactions provided for in Section 2.01 shall take place at the offices of Winston & Strawn LLP, 35 W. Wacker Drive, Chicago, Illinois, commencing at 10:00 a.m. local time on the later of (a) August 30, 2019; (b) the day that is three (3) Business Days after the satisfaction or, to the extent permissible, waiver of the conditions set forth in Article 10 (in each case, other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing); or (c) at such other time or place as Buyer and Seller may agree. If, in the reasonable opinion of Buyer, there occurs prior to Closing a significant weather event or other significant supply disruption affecting Gulf Coast refined product pricing along the Colonial and Plantation pipeline systems (a “Disrupting Event”), then Buyer shall have the right, upon written notice to Seller, to extend the date for the Closing for a period of up to 60 days past the date that would otherwise apply under this Section 2.03. By mutual agreement of the Parties, the Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile delivery with exchange of original signatures by mail following the Closing. At the Closing:

(a)    Buyer shall deliver or cause to be delivered to Seller:

(i)the Estimated Purchase Price in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date;

(ii)the duly executed Membership Interests Assignment,

(iii)the duly executed Transition Services Agreement,

(iv)the duly executed Claim Cooperation Agreement, and

(v)the certificate contemplated in Section 10.03(a)(iii).

(b)    Seller shall deliver or cause to be delivered to Buyer:

(i)the duly executed Membership Interests Assignment;

(ii)the duly executed Claim Cooperation Agreement;

(iii)the duly executed Transition Services Agreement;

(iv)evidence reasonably satisfactory to Buyer that all Debt of the Company has been paid and extinguished and all Liens (other than Permitted Liens) on the Company and its assets (including the Company Interests) have been released,

(v)the certificate contemplated in Section 10.02(a)(iii),

(vi)the duly executed resignations contemplated by Section 5.03,

(vii)evidence reasonably satisfactory to Buyer that each of the Hedging Agreements has been terminated in accordance with Section 5.04,

(viii)all third party Consents, in each case in form and substance reasonably satisfactory to Buyer, in respect of each of the contracts set forth on Section 3.04 of the Seller Disclosure Schedule,

(ix)true and correct copies of all contracts evidencing the consummation of the actions set forth under the heading “Interim Period Actions” on Section 1.01(a) of the Seller Disclosure Schedule, and

(x)a certification, signed under penalties of perjury and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that Seller or its applicable parent is not a “foreign person” as defined in Section 1445 of the Code.

Section 2.04    Closing Statement.

(a)As promptly as practicable, but no later than sixty (60) days after the Closing Date, Seller will cause to be prepared and delivered to Buyer the Closing Balance Sheet and a statement (the “Closing Statement”) setting forth, based on the Closing Balance Sheet, Seller’s calculation of Closing Inventory Value and Closing Adjusted Working Capital, and the resulting calculation of the Purchase Price. The Closing Statement shall (i) be prepared and determined in accordance with the Accounting Principles and (ii) include only those categories of assets and liabilities and line items included in the illustrative statement of Closing Inventory Value and Closing Adjusted Working Capital set forth on Schedule 2.04(a) (the “Illustrative Closing Statement”). The unaudited consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) shall (A) fairly present the consolidated financial position of the Company as at the close of business on the Closing Date in accordance with the Accounting Principles applied on a basis consistent with those used in the preparation of the Balance Sheet and (B) include line items substantially consistent with those in the Balance Sheet.

(b)If Buyer disagrees with Seller’s calculation of the Purchase Price set forth in the Closing Statement, Buyer may, within sixty (60) days after delivery of the documents referred to in Section 2.04(a), deliver a notice to Seller disagreeing with such calculation and which specifies (i) Buyer’s calculation of disputed items, (ii) in reasonable detail, Buyer’s grounds for such disagreement and (iii) Buyer’s resulting calculation of the adjustment to the Purchase Price (the “Purchase Price Adjustment”). Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.

(c)If a notice of disagreement shall be duly delivered pursuant to Section 2.04(b), Buyer and Seller shall, during the fifteen (15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Purchase Price Adjustment. If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter cause BDO USA, LLP (or such other independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller) to the extent the issue in dispute relates to an accounting issue and, if requested by a Party, Alvarez & Marsal (or such other independent valuation expert of nationally recognized standing reasonably satisfactory to Buyer and Seller) to the extent the issue in dispute relates to a valuation issue, promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Purchase Price Adjustment. In making such calculation, such independent accountants and independent valuation experts shall consider only those items or amounts in the Closing Statement or Seller’s calculation of the Purchase Price as to which Buyer has disagreed. Such independent accountants and independent valuation experts shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation of the Purchase Price Adjustment to arrive at the Final Purchase Price. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Seller if the difference between the Final Purchase Price and Seller’s calculation of the Purchase Price contained in the Closing Statement is greater than the difference between the Final Purchase Price and Buyer’s calculation of the Purchase Price net of the Purchase Price Adjustment delivered pursuant to Section 2.04(b), (ii) by Buyer if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

(d)Buyer and Seller agree that they will, and agree to cause their respective independent accountants, valuation experts and the Company to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of the Purchase Price and in the conduct of the reviews referred to in this Section 2.04, including the making available to the extent reasonably requested of books, records, work papers and personnel.

(e)For the avoidance of doubt, the calculations to be made pursuant to this Section 2.04 with respect to Closing Inventory Value and Closing Adjusted Working Capital and the related Purchase Price adjustment to be made pursuant to Section 2.05 are only meant to reflect changes in those items relative to the Estimated Purchase Price. Neither Section 2.04 nor Section 2.05 is intended to be used to adjust for errors or omissions that may be found with respect to the Balance Sheet.

Section 2.05    Adjustment of Purchase Price.

(a)If the Estimated Purchase Price exceeds the Final Purchase Price, Seller shall pay the amount of such excess to Buyer. If the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay the amount of such excess to Seller.

(b)“Final Purchase Price” means the Purchase Price (i) as shown in the Closing Statement, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.04(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.04(c) or (B) in the absence of such agreement, as shown in the independent accountant’s or independent valuation expert’s calculation delivered pursuant to Section 2.04(c); provided that in no event shall the Final Purchase Price be more than Seller’s calculation of the Purchase Price delivered pursuant to Section 2.04(a) or less than Buyer’s calculation of the Purchase Price delivered pursuant to Section 2.04(b).

(c)Any payment pursuant to Section 2.05(a) shall be made within five (5) Business Days after the Final Purchase Price has been determined by delivery by Buyer or Seller, as the case may be, of a certified or official bank check payable in immediately available funds to the other Party or by causing such payments to be credited to such account of such other Party as may be designated by such other Party. The amount of any payment to be made pursuant to this Section 2.05 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the Signing Date and as of the Closing Date that:
Section 3.01    Corporate Existence and Power. Each of Seller, Holder and the Company is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Neither Seller, Holder, nor the Company is in violation of any provision of its organizational documents.

Section 3.02    Corporate Authorization. The execution, delivery and performance by Seller and Holder of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within Seller’s, Holder’s and the Company’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of Seller, Holder and the Company, as applicable, and no other organizational proceedings of Seller, Holder or the Company are necessary to authorize the Transaction Documents. Each Transaction Document has been duly executed and delivered by Seller or Holder, as applicable, and constitutes a legally valid and binding agreement of Seller, Holder and the Company and is enforceable against Seller, Holder and the Company, as applicable, in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights generally and by general principles of equity (whether in a proceeding at law or in equity).

Section 3.03    Governmental Authorization. The execution, delivery and performance by Seller, Holder and the Company of this Agreement and the Transaction Documents to which Seller, Holder or the Company is a party and the consummation of the transactions contemplated hereby or thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act and (b) compliance with any applicable requirements of the 1934 Act.

Section 3.04    Noncontravention. Except as set forth on Section 3.04 of the Seller Disclosure Schedule, the execution, delivery and performance by Seller, Holder and the Company of the Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby do not and will not (a) violate the certificate of incorporation or bylaws or equivalent organizational documents of Seller, Holder or the Company, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, require any Consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, Holder or the Company or to a loss of any benefit to which Seller, Holder or the Company is entitled under any provision of any agreement, permit or other instrument binding upon Seller or the Company, or (c) result in the creation or imposition of any Lien on any asset of the Company, except for any Permitted Liens.

Section 3.05    Capitalization of the Company.

(a)The Company Interests (consisting of 100 membership units) comprise all of the authorized equity interests of the Company.

(b)All Company Interests have been duly authorized and validly issued and are fully paid and non-assessable. The Company Interests were issued in compliance with Applicable Laws and were not issued in violation of the organizational documents of the Company or any other agreement, arrangement or commitment to which Seller, Holder or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. Other than the organizational documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Interests. Except as set forth in this Section 3.05, there are no outstanding (i) equity interests or voting securities of the Company, (ii) bonds, debentures or other securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants, subscriptions, puts, calls, commitments, profits or similar interests or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the items in Section 3.05(a)(i), Section 3.05(a)(ii) and Section 3.05(a)(iii).

Section 3.06    Ownership of Company Interests.

(a)Seller is the record and beneficial owner of all of the issued and outstanding equity interests of Holder. Holder is the record and beneficial owner of the Company Interests, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Company Interests free and clear of any Lien.

(b)The Company has (or will have as of the Closing) good and valid title to the Purchased Inventory and will immediately following the Closing, retain good and valid title to the Purchased Inventory, free and clear of any Lien other than Permitted Liens.

Section 3.07    Company Subsidiaries. The Company has no Subsidiaries and owns no capital stock or equity interests in any Person.

Section 3.08    Financial Statements. Set forth on Section 3.08 of the Seller Disclosure Schedule are the unaudited consolidated balance sheet of the Company as of the twelve months ended March 31, 2018 and March 31, 2019, and for the three months ended June 30, 2019, and the related unaudited consolidated statement of income and statements of stockholders’ equity of the Company for the twelve months ended March 31, 2018 and March 31, 2019, and for the three months ended June 30, 2019 (the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position and operating results of the Company, as of the dates and periods thereof, and have been prepared in accordance with GAAP applied on a consistent basis for and throughout the periods involved (except for normal and recurring year-end adjustments, depreciation calculated on a monthly basis and the absence of financial footnotes). The accounts receivable reflected in the Financial Statements and the accounts receivable arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown in the Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown in the Financial Statements has been determined in accordance with GAAP or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied.

Section 3.09    Absence of Certain Changes.

(a)Since the Balance Sheet Date, (i) the business of the Company has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate:

(i)a Material Adverse Effect;

(ii)a material change in any method of accounting or accounting practice of the Company, except as required by GAAP;

(iii)material change in the cash management practices of the Company and the policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits employed thereby;

(iv)material damage, destruction, loss, claim (whether or not covered by insurance) condemnation or other taking having a replacement cost of more than $500,000 for any single loss or $1,000,000 for all such losses with respect to any of the property (excluding inventory) of the Company or the Acquired Business; or

(v)entry into any contract to do any of the foregoing.

(b)Since the Balance Sheet Date until the Signing Date, there has not been any action taken by the Company that, if taken during Interim Period without Buyer’s consent, would constitute a breach of Section 5.01.

Section 3.10    No Company Undisclosed Material Liabilities. There are no material liabilities of the Company of any kind, other than:

(a)liabilities provided for in the Balance Sheet;

(b)liabilities disclosed on Section 3.10(b) of the Seller Disclosure Schedule;

(c)liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any schedule hereto; and

(d)liabilities incurred in the ordinary course of business since the Balance Sheet Date.

Section 3.11    Material Contracts.

(a)Except as set forth on Section 3.11(a) of the Seller Disclosure Schedule (each agreement, contract, plan, lease, arrangement or commitment identified therein, a “Material Contract”), the Company is not a party to nor bound by:

(i)terminaling agreements, throughput agreements, transportation agreements, supply agreements, connection agreements, reimbursement agreements, access agreements, storage agreements and other services agreements related to the Acquired Business (including agreements with Governmental Authorities for receipt or delivery of goods or services), in each case that involve consideration in excess of $50,000 during any calendar year or $100,000 in the aggregate;

(ii)any lease (whether of real or personal property) providing for annual rentals of $50,000 or more that cannot be terminated on not more than sixty (60) days’ notice without payment by the Company of any material penalty;

(iii)any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company of $50,000 or more or (B) aggregate payments by the Company of $100,000 or more, in each case that cannot be terminated on not more than sixty (60) days’ notice without payment by the Company of any material penalty;

(iv)any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company of $50,000 or more in aggregate that cannot be terminated on not more than sixty (60) days’ notice without payment by the Company of any material penalty;

(v)any partnership or joint venture agreement or arrangement;

(vi)any capital lease or any agreement relating to the acquisition or disposition of any material business or assets, other than sales of inventory in the ordinary course of business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has ongoing obligations;

(vii)any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000;

(viii)any agreement that materially limits the freedom of the Company to compete in any line of business or with any Person or in any area;

(ix)any material agreement that (A) contains most favored customer pricing provisions (other than pricing provisions governed by reference to a pricing service or other third-party pricing mechanism) with any third party (other than agreements terminable by the Company upon not more than sixty (60) days’ notice without payment by the Company of any material penalty) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or other preferential purchase right (other than to the Company);

(x)any agreement that contains a put, call, right of first refusal or similar right pursuant to which the Company would be required to purchase or sell, as applicable, any ownership interests of any Person;

(xi)any agreement entitling the Company to any portion of a Blending Credit (each, a “Blending Agreement”);

(xii)any Hedging Agreement that will be binding upon the Company after Closing;

(xiii)any bonds, letters of credit, or guarantees posted by or on behalf of the Company as expressly identified on Section 3.11(a)(xiii) of the Seller Disclosure Schedule;

(xiv)any agreement with any employee of the Company or any Available Employee;

(xv)any contract with any Governmental Authority;

(xvi)any agreement with Seller or any of its Affiliates or any director or officer of Seller or any of its Affiliates;

(xvii)that is not an agreement of the type described above and pursuant to the terms of which (A) the Company is obligated to make one or more payments in excess of $50,000 during any calendar year or $100,000 in the aggregate; (B) a third party is obligated to make one or more payments to the Company in excess of $50,000 during any calendar year or $100,000 in the aggregate or (C) if terminated by the Company prior to or at Closing, would result in costs, penalties, expenses, or payments in connection with termination of such agreement that exceed $50,000;

(xviii)that is not an agreement of the type described above and that obligates the Company to (A) assume any Tax or environmental liability of any Person in an amount in excess of $50,000 during any calendar year or $100,000 in the aggregate or (B) assume a material liability of any Person (other than a liability described in clause (A));

(xix)any contract licensing any material Company Intellectual Property Rights; and

(xx)relating to any outstanding written commitment to enter into any written contract or agreement of the type described in elsewhere in this Section 3.11(a).

(b)Each Material Contract and each contract entered into in connection with the Pre-Signing Restructuring is a valid and binding agreement of the Company and is in full force and effect, and neither the Company nor, to the knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any such agreement, nor to the knowledge of Seller has any event occurred which, with notice or lapse of time or both, would (i) constitute a default by the Company under any such Material Contract or other contract, as applicable, (ii) result in a termination thereof or (iii) cause or permit the acceleration or other changes of any material right or material obligation or the loss of any benefit thereunder.

(c)Seller has provided true, correct and complete copies of (i) all Material Contracts (including all modifications, amendments, and supplements thereto and waivers thereunder) that are in Seller’s or the Company’s possession to Buyer and (ii) all contracts entered into in connection with the Pre-Signing Restructuring. There are no oral contracts or agreements related to the Company or the Acquired Business or to which the Company is a party that would constitute Material Contracts as defined in Section 3.11(a) and be binding upon the Company following Closing. Except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates (other than the Company) have provided any parent guarantee to any Person for the benefit of the Company.

(d)Since the Balance Sheet Date, other than as set forth in the Material Contracts provided to Buyer, no customer or supplier that is a party to a Material Contract: (i) has terminated its relationship with the Company other than expiration of an agreement pursuant to its terms or (ii) has materially changed the pricing or other terms of its business with the Company. No such customer or supplier has notified the Company in writing that it intends to take any of the actions described in the foregoing sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.12    Litigation. Other than as set forth on Section 3.12 of the Seller Disclosure Schedule, there is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting the Company or any of its properties or the Acquired Business before any arbitrator or any Governmental Authority. Neither the Company, nor any material property or asset of the Company, including the Acquired Business, is subject to any order, writ, judgment, injunction, decree of any Governmental Authority that affects, or would reasonably be expected to affect, the Company disproportionately relative to the industry (taken as a whole) in which the Company is engaged. No steps have been taken for the appointment of an administrator, receiver, liquidator or liquidation committee or like body or officer of the Company or its assets.

Section 3.13    Compliance with Law.
(a)To the knowledge of Seller, the Acquired Business is, and since February 1, 2016, has been, conducted in compliance in all material respects with all Applicable Laws.

(b)Without limiting the generality of Section 3.13(a), neither Seller, the Company, nor any of their respective directors, officers, employees, contractors, consultants, or to the knowledge of Seller or the Company, any of their respective agents, representatives, distributors, manufacturers or any other Person acting on behalf of Seller, directly or indirectly, has, with respect to the Acquired Business, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity; or (ii) made any unlawful payment (in cash or other property or services) to any Governmental Authority, any employee of a Governmental Authority or to any foreign or domestic political party or campaign or violated in any respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the anti-corruption laws of any other jurisdiction in which the Company operates the Acquired Business or conducts activities directly or indirectly related to the Acquired Business, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions.

(c)Seller and the Company are, and have been, in compliance with all applicable Laws relating to economic sanctions and trade embargoes. Without limiting the foregoing, Seller and the Company do not have, directly or indirectly, a business or financial relationship with, and has not delivered any products or services to, any geographic regions or governments targeted by the sanctions programs administered by the U.S. Office of Foreign Asset Controls (“OFAC”) or to any Person, private or public, appearing on OFAC’s list of Specially Designated Nationals and Blocked Persons.

(d)Seller and the Company are in material compliance with all Applicable Laws relating to export controls.

(e)Notwithstanding the foregoing, no representation or warranty in this Section 3.13 is made with respect to (a) Intellectual Property matters, which are covered exclusively by the provisions set forth in Section 3.15, (b) employee and employee benefit matters, which are covered exclusively by the provisions set forth in Section 3.18 and Section 3.19, (c) environmental matters, which are covered exclusively by the provisions set forth in Section 3.20 or (d) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 8.01.

(f)Any storage terminal utilized in connection with the Acquired Business has been, to the knowledge of Seller, operated in material compliance with all Applicable Laws.

Section 3.14    Real Property.

(a)Section 3.14(a) of the Seller Disclosure Schedule sets forth a list, with general descriptions, property addresses and the name of the record owner thereof, of the real property owned by the Company (together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, and all privileges and appurtenances thereto, collectively, the “Owned Real Property”). Seller has made available to Buyer copies of all deeds and owner’s title policies regarding the Owned Real Property in Seller’s or the Company’s possession. The Company holds good, valid, and marketable title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(i)Except as set forth on Section 3.14(a)(i) of the Seller Disclosure Schedule, the Owned Real Property is not subject to (A) leases or tenancies of any kind and there are no parties, other than the record owner thereof or an Affiliate of such record owner, occupying or with a right to occupy the Owned Real Property, (B) other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Real Property or any portion thereof or (C) any outstanding or contingent payment obligations under any brokerage agreement or similar arrangement with respect to any Owned Real Property.

(ii)Except as set forth on Section 3.14(a)(ii) of the Seller Disclosure Schedule, Seller has not granted any outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(iii)Except as set forth on Section 3.14(a)(iii) of the Seller Disclosure Schedule, there are no pending, or to Seller’s knowledge, threatened eminent domain, condemnation, rezoning or other similar proceedings to condemn, take or demolish any Owned Real Property or part thereof.

(b)Section 3.14(b) of the Seller Disclosure Schedule sets forth a list by street address (or other identifying information as may be necessary) of all the real property that is leased, subleased or occupied pursuant to similar agreements by the Company (together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments, and additions situated thereon, and all privileges and appurtenances thereto, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Seller has made available to Buyer all Real Property leases, which Real Property leases are true, correct, and complete in all material respects. The Company has a good and valid leasehold interest in the Leased Real Property, free and clear of all Liens other than Permitted Liens.

(i)Except as set forth on Section 3.14(b)(i) of the Seller Disclosure Schedule, all Leased Real Property is leased to the Company pursuant to written leases.

(ii)Except as set forth on Section 3.14(b)(ii) of the Seller Disclosure Schedule, the Company has not subleased any Leased Real Property and there are no other parties occupying, or, to Seller’s knowledge, with a right to occupy the Leased Real Property other than any such occupation or right to occupy that would not (i) materially interfere with the present use of such Leased Real Property and (ii) do not individually or in the aggregate interfere with the conduct of the business of the Company as currently conducted, and the Leased Real Property is not subject to any outstanding or contingent payment obligations under any brokerage agreement or similar arrangement.

(iii)Except as set forth on Section 3.14(b)(iii) of the Seller Disclosure Schedule, each Real Property Lease is in full force and effect and, to Seller’s knowledge, no party is material default thereunder beyond applicable notice and cure periods.

(c)Except as set forth on Section 3.14(c) of the Seller Disclosure Schedule, none of the Owned Real Property or Leased Real Property is subject to any Lien, except for Permitted Liens. The Real Property as set forth on Section 3.14(a) and Section 3.14(b) of the Seller Disclosure Schedule is a complete list of all real property owned by or leased by the Company and used in connection with the Acquired Business. Other than the Real Property, the Company does not use, occupy, possess or otherwise hold any land, buildings, structures, improvements, fixtures or other real property or rights or interests therein, except for rights pursuant to the Company’s terminaling agreements.

(d)To the knowledge of Seller, the Company has not received any notice alleging that the Company is in violation of any covenant, condition, restriction, easement or governmental order to which any of the Real Property is bound or subject (other than matters that have been resolved), and there are no pending or, to the knowledge of Seller, threatened proceedings with respect thereto.

(e)There are no material Tax abatements or exemptions specifically affecting any Real Property. The Company has not received written or, to the knowledge of Seller, oral notice of any special, general or other assessments or any proposed increase in the assessed valuation against such the Company or affecting any Real Property.

(f)The Company has good and marketable title to, or a valid leasehold interest in, all of its tangible personal property and assets used by the Company in connection with the Acquired Business, free and clear of all Liens other than Permitted Liens. All of the storage tanks owned by the Company have been maintained in a manner consistent with Applicable Law and API Standard 653.

(g)Except as disclosed in Section 3.14(g) of the Seller Disclosure Schedule and except with respect to inventory, to the knowledge of Seller, all material items of personal property and all material plants, buildings, structures, installations, fixtures, fittings, improvements, betterments, and additions situated on the Owned Real Property are in adequate operating condition and repair (subject to normal wear and tear) for the uses to which they are being put. The Real Property and the personal property owned licensed or leased by the Company collectively constitute all of the material properties, rights, interests and other tangible and intangible assets reasonably necessary to enable the Company to conduct the Acquired Business in the manner in which it is currently being conducted.

Section 3.15    Intellectual Property.

(a)Section 3.15(a) of the Seller Disclosure Schedule contains a list of all material registrations and applications for registration included in the Company Intellectual Property Rights. The Company (i) owns all right, title and interest in and to the Company Intellectual Property Rights required to be identified on Section 3.15(a) of the Seller Disclosure Schedule as being owned by the Company free and clear of all Liens other than Permitted Liens, and (ii) has the right to use, in accordance with the terms of the applicable license agreement, the Company Intellectual Property Rights purported to be licensed to the Company, and to Seller’s knowledge, there is no other material Intellectual Property necessary for the Company to conduct the Acquired Business as currently conducted; provided that the Company’s rights with respect to any and all trademarks, service marks, logos and names owned or controlled by Seller or any of its Affiliates or licensed to the Company under the Trademark License Agreement will expire on December 31, 2019.

(b)Section 3.15(b) of the Seller Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person to use any Company Intellectual Property Rights, in each case that are material to the Acquired Business. To Seller’s knowledge, the Company is not bound by, and no Company Intellectual Property Rights are subject to, any agreement containing any covenant or other provision that limits or restricts the ability of the Company to use, exploit, make available, assert or enforce such Company Intellectual Property Rights anywhere in the world in any material respect (other than nonexclusive licenses or sublicenses granted by the Company).

(c)Except as set forth on Section 3.15(c) of the Seller Disclosure Schedule, to the knowledge of Seller, no Company Intellectual Property Right is subject to any outstanding material judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person.

Section 3.16    Insurance Coverage. Seller has made available to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company. There are no material claims by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums due on such policies or bonds have either been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of each such policies or bonds, and such policies and bonds (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage.

Section 3.17    Finders’ Fees. Except for TD Securities (USA) LLC and Credit Suisse Securities (USA) LLC, whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.18    Employee and Labor Matters.

(a)The Company is, and since February 1, 2016 has been, in compliance in all material respects with all Applicable Laws relating to labor, employment, and employment practices, including but not limited to terms and conditions of employment, equal opportunity, harassment and retaliation, workers’ compensation, worker classification (as exempt or non-exempt and as employee or contractor), immigration, wages, hours of work, withholding, unemployment insurance, and occupational safety and health. With respect to the Available Employees, Seller and its Affiliates are, and since February 1, 2016 have been, in compliance in all material respects with all Applicable Laws relating to labor, employment, and employment practices, including but not limited to terms and conditions of employment, equal opportunity, harassment and retaliation, workers’ compensation, worker classification (as exempt or non-exempt and as employee or contractor), immigration, wages, hours of work, withholding, unemployment insurance, and occupational safety and health.

(b)The Company and, with respect to the Available Employees, Seller and its Affiliates, are in compliance with the Workers Adjustment and Retraining Notification Act and all similar state laws (“WARN”) and have no liabilities pursuant thereto. Neither the Company nor, with respect to the Available Employees, Seller or its Affiliates, has implemented or been involved in any “mass layoff” or “plant closing” (as defined in WARN) within the last 6 years.

(c)There is no, and since February 1, 2016 there has not been, any pending or, to the knowledge of Seller, its Affiliates, and the Company, threatened, suit, action, claim, proceeding, assessment, arbitration, audit, hearing or investigation involving the Company, Seller, or Seller’s Affiliates brought by or on behalf of any of the Available Employees before the Equal Employment Opportunity Commission, the U.S. Department of Labor, OSHA, or any court or other Governmental Authority responsible for the prevention or redress of unlawful employment practices. In addition, none of Seller, its Affiliates, or the Company has received any communication since February 1, 2016 of the intent of any Governmental Authority responsible for the enforcement of labor or employment Applicable Laws to conduct an investigation of or affecting the Company or relating to any Available Employees, and to the knowledge of Seller, no such investigation is in progress.

(d)The Company is not, and with respect to the Available Employees, Seller and its Affiliates are not a party to, nor subject to, nor is currently negotiating in connection with entering into, any collective bargaining agreement or similar contract with any labor union, works council, labor organization, or other entity as the representative of any of its employees. There is, and since February 1, 2016 has been, no labor strike, slowdown, lockout, stoppage, or other labor dispute pending or, to Seller’s knowledge, threatened against the Company.

(e)Neither the Company, or Seller or any of its Affiliates, are a party to, subject to or currently negotiating in connection with entering into, any agreement (whether or not made directly with any Governmental Authority) that requires or will require the Company or any of the Available Employees after Closing to comply with any Applicable Law pertaining to employment or labor requirements for federal contractors or subcontractors, including without limitation Executive Order 11246, Section 503 of the Rehabilitation Act and related regulations, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, any Federal Acquisition Regulation clauses dealing with Prohibition of Segregated Facilities, Equal Opportunity, Equal Opportunity for Veterans, Equal Opportunity for Workers with Disabilities, or related reporting obligations.

Section 3.19    Employees; Employee Benefit Plans.

(a)Seller has delivered to Buyer a list of the Available Employees that includes, with respect to each Available Employee, his or her name, job title, date of hire or re-hire (as applicable), employer, location, annualized base salary or hourly base wage, exempt or non-exempt status, incentive compensation opportunity, and leave of absence status and expected return date (if applicable) (the “Employee List”). The Company does not have any employees. Each Available Employee provides services primarily to the Company or primarily in respect of the Acquired Business, and no other employee of Seller or its Affiliates provides services primarily to the Company.

(b)Section 3.19(b) of the Seller Disclosure Schedule contains a list of each material Benefit Plan that is sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates for the benefit of the Available Employees or their dependents (collectively, the “Seller Benefit Plans”).  True and correct summaries of each Seller Benefit Plan have been made available to Buyer.

(c)The Company does not maintain, sponsor, contribute to any Benefit Plan.

(d)Each Seller Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, and from which Buyer may accept rollover contributions with respect to any Continuing Employee, has received a current favorable determination letter or may rely on an opinion or advisory letter from the United States Internal Revenue Service, which letter has been provided to Buyer.  To Seller’s knowledge, nothing has occurred with respect to each such Seller Benefit Plan that would adversely affect its qualified status.

(e)Except for obligations that are retained by Seller under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) result in any compensation becoming due to any Available Employee or any former employee who provided services to the Company, (ii) increase the payments or benefits payable under any Seller Benefit Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any payments or benefits under any Seller Benefit Plan, (iv) result in the forfeiture of compensation or benefits under any Seller Benefit Plan or (v) result in the Company being required to make a compensatory payment to any current or former employee of the Company. Except as set forth on Section 3.19(e) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, result in any payment or benefit constituting an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has no obligation to provide any gross up, indemnification, reimbursement, or other payment for any excise or additional Taxes, interest, or penalties incurred pursuant to Section 409A or Section 4999 of the Code. There are no Controlled Group Liabilities that would be, or would reasonably be expected to become, liabilities of Buyer or any of its Affiliates (including the Company) following the Closing Date. Neither Seller nor any ERISA Affiliate of Seller or the Company sponsors, maintains, contributes to, or has any liability with respect to a Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(f)Except as set forth in Section 3.18 and Section 3.19, no representations or warranties are being made by Seller with respect to employee or benefits matters, including any such matters arising under ERISA or the Code.

Section 3.20    Environmental Matters. Except as set forth on Section 3.20 of the Seller Disclosure Schedule:

(a)(i) no written notice, order, request for information, complaint or penalty has been received by Seller or the Company with respect to the Acquired Business that has not been fully resolved with no continuing obligations, and (ii) there are no judicial, administrative or other actions, suits, investigations, demands, claims or proceedings pending or, to the knowledge of Seller, threatened, in the case of each of (i) and (ii), which allege a material violation of or material liability under any Environmental Law and relate to the Company;

(b)the Company has all environmental permits, licenses, approvals, and other authorizations necessary for its operations to comply in all material respects with all applicable Environmental Laws, and the Company is, and since February 1, 2016 has been, in compliance in all material respects with the terms of such permits, licenses, approvals, and other authorizations and with all other applicable Environmental Laws;

(c)to the knowledge of Seller, there has been no Release of, or exposure to, any Hazardous Substances at, on, under or from any Real Property or any other location, which could reasonably be expected to result in any remedial or corrective action obligation or any material liability to the Company under any Environmental Law;

(d)other than pursuant to ordinary course commercial arrangements, the Company has not, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person imposed pursuant to Environmental Laws; and

(e)the Company has made available for inspection by Buyer copies of (i) all environmental assessments, audits, and other material environmental studies conducted by third parties; (ii) all material correspondence with any Governmental Authority relating to compliance with Environmental Laws; and (iii) all environmental permits, licenses, approvals, and other authorizations, in each case relating to the Company and its properties and operations and that are in the possession or control of the Company.

Except as set forth in this Section 3.20, no representations or warranties are being made by Seller with respect to matters arising under or relating to Environmental Law or other Environmental Liabilities.
Section 3.21    Affiliate Arrangements. Except as set forth on Section 3.21 of the Seller Disclosure Schedule, there is no agreement or arrangement between Seller or its Affiliates (excluding the Company), on the one hand, and the Company, on the other hand, that will be in effect after the Closing.

Section 3.22    Permits. Except as set forth in Section 3.22 of the Seller Disclosure Schedule, all material permits (other than permits issued pursuant to Environmental Laws, which are covered exclusively in Section 3.20) required for the Company to conduct the Acquired Business as currently conducted have been obtained by the Company and are valid and in full force and effect, and the Company is in material compliance therewith. All fees and charges with respect to such permits due and payable as of the Closing Date have been paid in full. Section 3.22 of the Seller Disclosure Schedule lists all material current permits issued to the Company. The Company has not received any written notice from any Governmental Authority asserting any revocation, suspension, lapse or limitation of any permit set forth in Section 3.22 of the Seller Disclosure Schedule.

Section 3.23    Solvency. Seller is not insolvent, has not been declared bankrupt, and no action or request is pending or, to the knowledge of Seller, threatened to declare Seller bankrupt or to make Seller subject to any proceeding contemplated by any applicable bankruptcy law.

Section 3.24    Company Operations.

(a)The Pre-Closing Restructuring has been consummated on or prior to the Signing Date.

(b)The Company is a “Regular Shipper” on the Colonial pipeline and Plantation pipeline (as such term is defined in the applicable pipeline tariffs and prorationing policies), with attendant rights during pipeline prorationing, for the origin to destination segments and for the amounts set forth on Section 3.24(b) of the Seller Disclosure Schedule (the “Shipper History”). All Shipper History is held by the Company and not by any Affiliate thereof.

Section 3.25    Disclosure. Except as set forth in Section 3.25 of the Seller Disclosure Schedule, none of the information provided to Buyer which Buyer relied on in determining whether to enter into or consummate the transactions contemplated herein (including, without limitation, all information provided (i) under this Agreement and the schedules, exhibits, certificates and other documents delivered hereunder, and (ii) in Seller’s virtual data room (taken as a whole)) contains any untrue statement of a fact or, to the knowledge of Seller, omits to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Signing Date and as of the Closing Date that:
Section 4.01    Corporate Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02    Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legally valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights generally and by general principles of equity (whether in a proceeding at law or in equity).

Section 4.03    Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act and (b) compliance with any applicable requirements of the 1934 Act.

Section 4.04    Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the certificate of incorporation or bylaws of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (d) result in the creation or imposition of any material Lien on any asset of Buyer except such as would not materially affect or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement.

Section 4.05    Financing. Buyer has available or will have available to it, as of the date the Closing is required to occur pursuant to Section 2.03, sufficient immediately available funds to enable it to pay the Purchase Price and any other amounts to be paid by it under this Agreement.

Section 4.06    Purchase for Investment. Buyer is purchasing the Company Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Interests and is capable of bearing the economic risks of such investment.

Section 4.07    Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.08    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.09    Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated under this Agreement. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer access to the key employees, documents and facilities of the Company. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer agrees to accept the Company Interests based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company other than as expressly set forth in this Agreement or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company Interests or the Company or its business or operation, except as expressly set forth in this Agreement.

Section 4.10    Financing. Buyer has available or will have available to it, as of the date the Closing is required to occur pursuant to Section 2.03, sufficient immediately available funds to enable it to pay the Purchase Price and any other amounts to be paid by it under this Agreement.

ARTICLE 5
COVENANTS OF SELLER

Seller agrees that:
Section 5.01    Conduct of the Company. During the Interim Period, except (i) as required by Applicable Law, (ii) as permitted or contemplated by this Agreement, (iii) as set forth on Section 5.01 of the Seller Disclosure Schedule, or (iv) as Buyer may otherwise consent (which consent shall not be withheld, delayed or conditioned unreasonably or in a manner inconsistent with Buyer’s obligations under Section 7.01), Seller (A) shall cause the Company to conduct its businesses in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees, (B) shall nominate and ship the maximum volume of throughput allocated to the Company on the Colonial pipeline system (during allocated cycles) and shall otherwise nominate and ship sufficient volumes on the Colonial and Plantation pipeline systems to maintain the Company’s Shipper History on each of the Colonial and Plantation pipelines in effect as of the Signing Date and (C) shall not permit the Company to (and solely with respect to Section 5.01(i) below, shall not and shall cause its Affiliates not to):

(a)adopt or propose any change in its certificate of formation or limited liability company agreement or equivalent organizational documents;

(b)split, combine or reclassify any membership units or other ownership interests of the Company;

(c)issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity interests or units of the Company;

(d)merge or consolidate with any other Person, or acquire a material amount of assets or securities from any other Person, other purchases of supplies or inventory in the ordinary course of business;

(e)transfer, assign, sell or otherwise dispose of any of the assets of the Company (except for the sale of (i) inventory in the ordinary course of business and (ii) other assets in the ordinary course of business, the value of which shall not exceed $50,000 individually or $100,000 in the aggregate) or cancel any Debt owed to the Company;

(f)incur any Lien (other than a Permitted Lien) on the Company Interests or any of the properties or assets of the Company or the Acquired Business;

(g)create, incur, assume, suffer to exist or otherwise be liable with respect to any Debt, other than Debt that will be discharged with respect to the Company at or prior to the Closing;

(h)employ any individual or adopt, establish, contribute to or become party to any Benefit Plan;

(i)except as required by any pre-existing Seller Benefit Plan as in effect as of the Signing Date or as required by Applicable Law, make, grant or promise any compensation increase to, or in respect of, any Available Employee;

(j)hire or engage any independent contractors or consultants to provide services to the Company, except in the ordinary course of business consistent with past practices or terminate any Available Employees, except for Available Employees terminated for cause;

(k)make any loans or advances to, or any investments in or capital contributions to, or forgive or discharge in whole or in part any outstanding loans or advances to, any Person;

(l)recognize any labor union, or modify or extend any collective bargaining or other labor agreement with any labor union or employee representative;

(m)cause or permit the formation or acquisition of any subsidiaries of the Company;

(n)cause or permit the Company’s entry into any partnership or joint venture agreement or arrangement;

(o)enter into a new line of business or abandonment or discontinuance of existing lines of business;

(p)enter into any agreement or arrangement that restricts in any material respect the Company from engaging or competing in any line of business, in any location or with any Person;

(q)release or assign any material contractual rights or claims of the Company, except in the ordinary course of business;

(r)cause or permit entry into, amendment or modification of in any material respect, waiver of material rights under, or termination of any Material Contract (or any contract that would be a Material Contract if in existence as of the Closing Date), other than any expiration of any such Material Contract in accordance with its terms;

(s)make any material changes in its methods of accounting, except as required by GAAP or Applicable Law;

(t) make or revoke any material election with regard to Taxes, file any amended Tax Returns with respect to material Taxes, or make any change in any material method of Tax accounting, except as may be appropriate to conform to changes in Tax laws;

(u)(i) settle, or offer or propose to settle, any litigation, investigation, arbitration, proceeding or other material claim against the Company, unless such settlement or proposed settlement does not impose any restrictions on the business or operations of the Company after the Closing or (ii) commence, settle, or offer or propose to settle, any litigation, arbitration or proceeding against any Person, in each case unless such commencement, settlement or proposed settlement does not impose any restrictions on the business or operations of the Company after the Closing;

(v)undertake or permit to be undertaken any capital expenditures having a cost of more than $50,000 individually or $100,000 in the aggregate which Buyer or the Company will be responsible for paying after Closing; or

(w)agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, no matter to which Buyer expressly consents to in writing under this Section 5.01 shall constitute a breach of any representation or warranty of Seller.

Section 5.02    Access to Information. During the Interim Period, Seller will (a) cause the Company to give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to their respective properties and to copies of their respective books and records, (b) furnish, and will cause the Company to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. Notwithstanding the foregoing, (i) Seller shall not be required to provide access or disclose information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or binding agreement or otherwise subject Seller or any of its Affiliates or the Company to any liability, and (ii) prior to the Closing Date, Buyer and its representatives shall have no right to perform or cause to be performed any invasive or subsurface investigation in connection with the Company, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media, without Seller’s consent, which consent may be withheld at Seller’s sole discretion.

Section 5.03    Resignations. Seller will deliver to Buyer the resignations of all officers and directors of the Company who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date from their positions with the Company at or prior to the Closing Date.

Section 5.04    Hedging Agreements. Prior to or at Closing, Seller shall terminate or cause to be terminated the Hedging Agreements with the effect that no Hedging Agreement shall bind the Company or its assets or Buyer after the Closing.

ARTICLE 6
COVENANTS OF BUYER

Buyer agrees that:
Section 6.01    Confidentiality. The parties understand and agree that the terms and provisions of the Confidentiality Agreement shall expire on the Signing Date and be of no further force or effect thereafter. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, any and all information disclosed to it in connection with any filing pursuant to the HSR Act contemplated herein and all confidential documents and information concerning the Company or the Company Interests furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a non-confidential basis by Buyer, (b) in the public domain through no fault of Buyer or (c) later lawfully acquired by Buyer from sources other than Seller or the Company; provided that Buyer may disclose such information to (i) its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially and (ii) pursuant to the requirements of Applicable Law or any Governmental Authority. Buyer shall be responsible for any failure to treat such information confidentially by such Persons referenced in clause (i) above. If this Agreement is terminated, Buyer and its Affiliates will, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or the Company in connection with this Agreement that are subject to such confidence. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts (but in no case shall such efforts be less than what is normally employed by Seller to protect Seller’s confidential or proprietary information) to cause its or their respective representatives to hold, in confidence any and all information disclosed to it in connection with any filing pursuant to the HSR Act contemplated herein and any and all confidential or proprietary information, whether written or oral, concerning the Company and the Acquired Business, except to the extent that Seller can show that such information (a) is generally available to the public as of the Closing Date, or becomes generally available to the public at any subsequent date through no breach of this Agreement by Seller or any of its Affiliates or representatives; or (b) is lawfully acquired by Seller or any of its Affiliates or representatives from and after the Closing from sources which, to the knowledge of Seller, are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

Section 6.02    Access. Buyer will cause the Company, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access to their properties, books and records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations under this Agreement or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer.

ARTICLE 7
COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:
Section 7.01    Commercially Reasonable Efforts; Further Assurances.

(a)Subject to the terms and conditions of this Agreement, Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the Signing Date and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer shall pay all filing fees required to be paid in connection with the filings contemplated by this Section 7.01(b).

(c)Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. For the avoidance of doubt, Seller shall not be required to make any payments in connection with seeking the consent, approval, waiver or other action of any parties to any such material contracts.

(d)In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall (i) use commercially reasonable efforts to satisfy as promptly as practicable all conditions, undertakings and requirements as may be necessary or appropriate to obtain expeditiously all consents, authorizations, orders and approvals from Governmental Authorities that may be required in connection with the transactions contemplated by this Agreement, (ii) subject to Applicable Law relating to the sharing of information, furnish the other Party with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such Party for any Governmental Authority and affording the other Party opportunity to comment and participate in responding, where appropriate, and (B) received by or on behalf of such Party from any Governmental Authority, in each case in connection with any such consent, authorization, order or approval and (iii) use commercially reasonable efforts to consult with and keep the other Party informed as to the status of such matters. No Party shall meet or engage in material conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless it consults with the other Party in advance and, to the extent not precluded by Applicable Law or regulation or exempted by this Agreement, offers the other Party the opportunity to participate in such meeting or conversation. Seller and Buyer shall not, and shall cause their respective Affiliates (including, in the case of Seller and the Company) not to, take or cause to be taken any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities referred to in this Section 7.01(d).

(e)Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer, Seller or any of their respective Affiliates be required, in connection with any demand by any Governmental Authority or otherwise, to agree or commit to (i) divest, hold separate, offer for sale, abandon, limit its operation of, or take similar action with respect to any assets (tangible or intangible) or any business interest of any of them (including with respect to the Company and its Subsidiaries), or (ii) any restrictions or actions that after the Closing Date would limit the freedom of Buyer to operate the Company and its Subsidiaries as of the Closing Date.

Section 7.02    Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. Notwithstanding any other provision of this Section 7.02, in no event will either Party publicly announce or disclose the financial terms of the transactions contemplated hereby without the prior written consent of the other Party unless required by either Party to comply with its financial reporting obligations or for the purpose of disclosure of related party transactions or otherwise to comply with Applicable Law. Each Party shall cause its respective advisors not to issue any press release or public statement with respect to this Agreement or the transactions contemplated hereby unless such press release or public statement contains only information that has already been publicly disclosed in a prior press release (other than the names and other identifying information of the individual representatives of such advisors).

Section 7.03    Intercompany Accounts. All intercompany accounts between Seller or its Affiliates, on the one hand, and the Company, on the other hand, as of the Closing shall be settled (irrespective of the terms of payment of such intercompany accounts) on or prior to the Closing.

Section 7.04    Notices of Certain Events. Each Party shall promptly notify the other of:

(a)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

(c)any actions, suits, claims, investigations or proceedings commenced that relate to the consummation of the transactions contemplated by this Agreement.

Section 7.05    Claim Cooperation. From and after Closing, Buyer, Seller, and the Company will fully cooperate with regard to the claim described in Exhibit C (the “Claim”). Seller and Buyer shall enter into an agreement prior to the Closing in accordance with the terms set forth in Exhibit C (the “Claim Cooperation Agreement”).

Section 7.06    Insurance Cooperation. From and after the Closing, Buyer, Seller, and the Company will fully cooperate with regard to insurance policies of which the Company is the beneficiary that cover the period prior to Closing that cover Environmental Liabilities for which Seller is responsible under this Agreement, and Buyer shall, and shall cause the Company to, use best efforts to pursue recovery under such insurance policies, at the expense of Seller, and shall promptly upon receipt pay any and all proceeds from such policies relating to Environmental Liabilities for which Seller is responsible under this Agreement to Seller.

Section 7.07    MTBE Settlement Agreements. If the claims set forth on Section 7.07 of the Seller Disclosure Schedule have not been resolved by Closing, Buyer shall cause the Company to execute settlement agreements relating to such claims promptly following finalization of such agreements; provided, however, that (a) Buyer must obtain Seller’s consent for any provisions of such agreements imposing liability on Seller prior to execution and (b) Buyer shall have no obligation to execute any such settlement agreement that would (i) admit any malfeasance, (ii) require the payment of any money by the Company or (iii) impose any restrictions on the business or operations of the Company after the Closing.

Section 7.08    Credit Support. Seller shall terminate or cause to be terminated each letter of credit and guaranty set forth on Section 3.11(a)(xiii) or Section 3.11(c) of the Seller Disclosure Schedule at Closing, provided that if Buyer requests Seller to maintain any guaranty set forth on Section 3.11(a)(xiii) or Section 3.11(c) of the Seller Disclosure Schedule, Seller shall not terminate such guaranty until the earlier of (a) Buyer or its designee obtaining the applicable replacement thereof pursuant to this Section 7.08 and (b) the date that is 30 days after the Closing Date. Buyer acknowledges that none of the letters of credit, or guarantees set forth on Section 3.11(a)(xiii) or Section 3.11(c) of the Seller Disclosure Schedule that have been posted by Seller or its Affiliates relating to the Company’s assets are transferrable to Buyer. Buyer shall use commercially reasonable efforts to obtain, or caused to be obtained in the name of Buyer or its designee, on or before the Closing Date replacements for such letters of credit and guarantees to the extent such replacements are necessary to permit the cancellation of the letters of credit and guarantees posted by Seller and/or its Affiliates. To the extent any such replacements of guaranties are not obtained on or before the Closing Date pursuant to the preceding sentence, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, any such replacements within thirty (30) days after the Closing Date.

Section 7.09    Blending Credits. From and after Closing, Buyer shall not, and shall cause the Company not to, (a) terminate, amend or otherwise modify, or waive any rights under, any of the Blending Agreements existing on the Closing Date, (b) enter into any agreement, or (c) take or fail to take any other commercially reasonable action, in the case of clauses (a) through (c), to the extent the same would reduce or eliminate the Company’s entitlement to any Blending Credit. After the Closing, Buyer shall, and shall cause the Company to, (i) use commercially reasonable efforts to obtain timely payment for all Blending Credits and (ii) pay all amounts received in respect of Blending Credits to Seller promptly after receipt thereof. The Parties acknowledge that, from and after Closing, Buyer and the Company shall have no rights to retain any payments in respect of the Blending Credits and all such amounts are, and will be treated for tax and accounting purposes, as revenues of Seller.

Section 7.10    Oil Spill Fee. If, in the two (2) year period after the Closing, the Oil Spill Liability Trust Fund Tax (Federal Oil Spill Tax) which was most recently reinstated by P.L. 115-123; H.R. 1892 115th Cong. (Feb. 9, 2018), is reinstated, then to the extent not prohibited by Applicable Law, Buyer shall cause the Company to charge the applicable rate of such tax to its customers in accordance with Applicable Law and standard and customary industry practice and the Company shall pay to Seller, on a monthly basis, 50% of the proceeds received in respect of such tax that are attributable to the two (2) year period after the Closing.

Section 7.11    Non-Compete Non-Solicit. For a period of five (5) years after the Closing Date:

(a)Subject to Seller’s existing contractual obligations set forth on Section 7.11(a) of the Seller Disclosure Schedule, Seller shall not, and shall cause each of its Affiliates not to, hold any rack marketing storage positions or enter into sales contracts (inclusive of spot sales) with the Company’s customers at the destinations on the Colonial and Plantation pipelines located in the cities set forth on Exhibit D; provided, however, Seller (i) will not renew any such contracts, (ii) will terminate such contracts that are terminable within ninety (90) days or less within ninety (90) days of Closing and (iii) will terminate all such contracts not terminated pursuant to clauses (i) or (ii) above no later than the one (1) year anniversary of the Closing Date; and

(b)Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, for itself or on behalf of any other Person (i) hire, solicit or recruit for employment any Continuing Employee or (ii) induce, persuade or encourage any Continuing Employee to terminate such Continuing Employee’s position with the Company or any of its Affiliates; provided that Seller shall not be prohibited from employing any Continuing Employee who responds to a general solicitation of employment not specifically directed at such Continuing Employee.

ARTICLE 8
TAX MATTERS

Section 8.01    Tax Representations. Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer that (limited, in the cases of clauses (a) through (e) below, to the period of Seller’s ownership of the Company, directly or indirectly):

(a)The Company has complied in all material respects with all Tax laws and has duly and timely filed all Tax Returns required by Applicable Law to be filed. All such Tax Returns are true, correct, and complete in all material respects. All material Taxes due and payable with respect to such Tax Returns (whether or not shown as payable), or otherwise due and payable by the Company, have been timely paid to the proper Taxing Authority. There are no material Liens for Taxes on any assets of the Company or the Company Interests other than Permitted Liens.

(b)The Company has timely and properly withheld (i) all material required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) all material sales, use, ad valorem, and value-added Taxes. The Company has timely remitted all withheld Taxes to the proper Taxing Authority in accordance with all Applicable Laws.

(c)Neither the Company nor Seller has entered into a written agreement waiving or extending any statute of limitations in respect of Taxes with respect to the Company.

(d)No Taxing Authority has proposed, or, to the knowledge of Seller, is threatening to propose any material adjustment to any Tax Return with respect to the Company. No written claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns to the effect that it is or may be subject to taxation by that jurisdiction.

(e)The Company has not participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).

(f)There is no claim, audit, action, suit, proceeding, examination or investigation now pending against or with respect to the Company in respect of any Tax.

(g)The Company is not a party to, is not otherwise bound by or has any obligation under, any Tax Sharing Agreement or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller, any of its Affiliates and the Company).

(h)The Company is an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 3.01-7701-2(c)(2)(i) for U.S. Tax purposes, and all Tax Returns for the Company with respect to the period for which it has been so classified have been filed in a manner consistent with such classification and Seller is either: (i) a partnership; or (ii) an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 3.01-7701-2(c)(2)(i) for U.S. Tax purposes, and all Tax Returns for the Company with respect to the period for which it has been so classified have been filed in a manner consistent with such classification.

(i)Neither Seller nor the Company are persons other than a United States person within the meaning of the Code.

Except for the representations and warranties set forth in this Section 8.01, no representations or warranties are being made in this Agreement with respect to any Tax matters.
Section 8.02    Tax Covenants.

(a)(i) Seller shall be liable for all Taxes of the Company for any Pre-Closing Tax Period, and (ii) Buyer shall be liable for all Taxes of the Company for any Post-Closing Tax Period. Notwithstanding anything to the contrary in this Agreement, to the extent either Party becomes liable for any Tax allocated to the other Party under this Article VIII, the Party to which such Tax is allocated shall reimburse the Party liable for such tax within five (5) Business Days of receipt of notice.

(b)All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by Applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

(c)To the extent that Buyer receives a refund or credit that is for the benefit of Seller, or that is for the benefit of the Company for a Pre-Closing Tax Period, Buyer shall promptly pay such refund or the value of the credit (net of all reasonable out of pocket expenses and costs and Taxes incurred in obtaining such refund) to Seller. All refunds or credits for Taxes relating to the Company for a Post-Closing Tax Period shall be for the sole benefit of Buyer. To the extent that Seller receives a refund or credit for a Tax that is for the benefit of Buyer, Seller shall promptly pay such refund or the value of the credit (net of all reasonable out of pocket expenses and costs and Taxes incurred in obtaining such refund) to Buyer.

(d)If any Tax (or Tax refund) relates to a Straddle Period, the Parties shall use the following conventions for determining the portion of such Tax (or Tax refund) that relates to a Pre-Closing Tax Period and that relates to a Post-Closing Tax Period: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount of Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes (or Tax refunds) shall be attributable to the Post-Closing Tax Period; and (ii) in the case of all other Taxes, the amount of Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes (or Tax refunds) for such period shall be attributable to the Post-Closing Tax Period; provided, however, that for purposes of clause (ii), exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period.

(e) Seller shall include the Company in any Tax Return for Combined Taxes through the close of business on the Closing Date.

Section 8.03    Tax Sharing. Any and all existing Tax Sharing Agreements between the Company, on the one hand, and any other member of the Seller Group, on the other hand, shall be terminated as of the Closing Date. After such date neither the Company, on the one hand, Seller nor any Affiliate of Seller, on the other hand, shall have any further rights or liabilities thereunder. From and after the Closing Date, this Agreement shall be the sole Tax Sharing Agreement relating to the Company for all Pre-Closing Tax Periods.

Section 8.04    Cooperation on Tax Matters. Buyer and Seller shall (a) assist in the preparation and timely filing of any Tax Return (including any claim for a Tax refund) relating to the Company; (b) assist in any audit or other proceeding with respect to Taxes or Tax Returns relating to the Company; (c) make available any information, records, or other documents relating to any Taxes or Tax Returns relating to the Company; (d) provide any information required to allow the other Party to comply with any information reporting or withholding requirements contained in the Code or other applicable Tax Laws; and (e) provide certificates or forms, and timely execute any Tax Return that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated by this Agreement).

Section 8.05    Certain Disputes. Disputes that arise under this Article 8 (other than a dispute governed by Section 8.06(a)) and are not resolved by mutual agreement within thirty (30) days shall be resolved by a nationally recognized expert in the relevant area with no material relationship with Buyer, Seller or their Affiliates (the “Tax Referee”), chosen and mutually acceptable to both Buyer and Seller within five (5) days of the date on which the need to choose the Tax Referee arises. Unless otherwise provided under this Agreement, the Tax Referee shall resolve any disputed items within thirty (30) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Tax Referee shall be borne equally by Buyer and Seller.

Section 8.06    Allocation of Purchase Price.

(a)Seller and Buyer acknowledge that the purchase of the Company contemplated by this Agreement will be treated for income tax purposes as the purchase of the assets of the Company. As promptly as practicable after the Closing, but not later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Allocation Statement”), allocating the Purchase Price in accordance with Section 1060 of the Code. If within twenty-five (25) days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Buyer and Seller are unable to resolve such dispute within twenty (20) days, Buyer and Seller shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

(b)Seller and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing).

(c)If an adjustment is made with respect to the Purchase Price pursuant to Section 2.05, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller. In the event that an agreement is not reached within twenty (20) days after the determination of Closing Adjusted Working Capital, any disputed items shall be resolved in the manner described in Subsection (a) of this Section 8.06. Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement, as adjusted in the manner described in (a) of this Section.

(d)Upon the written request of the other Party, such Party shall deliver a copy of any IRS Form 8594 (or amendments thereto) filed with the Internal Revenue Service.

Section 8.07    Purchase Price Adjustment. Any amount paid by Seller or Buyer under Section 8.06 or Article 11 will be treated as an adjustment to the Purchase Price.

Section 8.08    Survival. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in Article 8 (other than the representations and warranties in Section 8.01, which shall not survive Closing) shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation, or extension thereof), plus thirty (30) days.

ARTICLE 9
EMPLOYEE BENEFITS

Section 9.01    WARN. If a plant closing or a mass layoff occurs or is deemed to occur at any time on or after the Closing and such event affects any of the Available Employees that do not become Continuing Employees, Seller shall be solely responsible for providing all notices required under the Worker Adjustment and Retraining Notification Act, and the rules and the regulations promulgated thereunder and under any similar state laws, and for taking all remedial measures, including the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided.

Section 9.02    No Third Party Beneficiaries. Notwithstanding anything to the contrary contained in this Agreement, (a) no Available Employee shall have any contractual rights (as a third party or otherwise) under Article 9 or any other provision of this Agreement, (b) nothing in this Article 9 or any other provision of this Agreement shall affect the employment status of any Available Employee or be treated as an amendment of, or undertaking to amend, any employee benefit plan, arrangement or policy covering any Available Employee or any dependent of any Available Employee and each Available Employee shall be deemed an “employee at will,” and (c) no Available Employee shall be entitled to be employed for any period of time or otherwise limit the ability of Buyer or Seller to terminate any Available Employee for any reason.

Section 9.03    Continuing Employees.

(a)Subject to the terms and conditions of this Section 9.03, not later than fifteen (15) days prior to the Closing Date, Buyer may make a written offer of employment with Buyer or an Affiliate thereof to each Available Employee of its choosing (an “Employment Offer”), which shall provide (i) for an annualized base salary or hourly base wage, as applicable, and (ii) that if the Employment Offer is accepted and such Available Employee assumes employment with Buyer or the applicable Affiliate thereof on or after the Closing Date, such Available Employee shall be deemed to be an employee of Buyer (a “Continuing Employee”), either (A) effective as of 12:01 a.m. Central Standard Time on the Closing Date or if later, the date he or she assumes employment with Buyer, or (B) if such Available Employee is on an approved leave of absence as of the Closing Date, effective upon such Available Employee’s return to work date, provided that Buyer shall condition an offer to any such Available Employee on such Available Employee returning to work within six (6) months following the Closing Date or such later time as may be required by Applicable Law (such applicable effective date with respect to each Continuing Employee, the “Employment Date”). Buyer shall notify Seller in writing at least five (5) days prior to the Closing Date of each Available Employee who has accepted an Employment Offer and, on the Closing Date, and of each Available Employee who has not received or rejected (or not timely responded to) an Employment Offer.

(b)Seller shall, subject to Applicable Law, provide Buyer or its Affiliate, as applicable, with all data and information reasonably requested in writing by Buyer to enable Buyer to comply with this Section 9.03(b). Buyer shall cause (i) a tax-qualified defined contribution plan (the “Buyer 401(k) Plan”) to accept the direct rollover of each Continuing Employee’s account distributed from the tax-qualified defined contribution plan (including any notes representing participant loans) of Seller or its Affiliate, as applicable (the “Seller 401(k) Plan”) (but only to the extent the fiduciary of the Buyer 401(k) Plan consents to accepting such rollover), and (ii) each Continuing Employee to be eligible to participate in the Buyer 401(k) Plan as soon as reasonably practicable immediately following the Employment Date. Seller shall take all action necessary to provide that each Continuing Employee becomes fully vested in his or her account balance under the Seller 401(k) Plan and any other Seller Benefit Plan that contains a vesting schedule.

(c)To the extent required by Section 4980B of the Code and the Treasury Regulations thereunder, Buyer shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury Regulations thereunder (“COBRA Coverage”)) to each Continuing Employee who experiences a qualifying event following his or her Employment Date for the duration of the period for which such Continuing Employee is entitled to such coverage. On and after the Closing Date, Seller shall provide COBRA Coverage to all Available Employees who do not become Continuing Employees and who experience a qualifying event.

(d)Buyer and its Affiliates shall be solely responsible for, and neither Seller nor any of its Affiliates shall have any obligation whatsoever with respect to, compensation or other amounts payable to any Continuing Employee earned with respect to any period relating to service to Buyer or its Affiliates at any time on or after the Employment Date, and Buyer shall pay, or shall cause to be paid, all such amounts to all Continuing Employees on and after the Employment Date.

(e)Seller and its Affiliates shall be solely responsible for, and neither Buyer nor any of its Affiliates shall have any obligation whatsoever with respect to, compensation, severance or other amounts payable to any Available Employee that is not a Continuing Employee.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)Any applicable waiting period (or extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) which is in effect and which enjoins, prevents, prohibits or imposes material and adverse conditions on the consummation of the Closing.

(c)All material actions by or in respect of or filings with any Governmental Authority shall have been taken, made or obtained.

Section 10.02    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) Seller shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date, including, without limitation, Section 2.03(b), (ii) the representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of such date (except for any representations and warranties of Seller made as of a specific date, which shall be true at and as of such date), with only such exceptions as would not in the aggregate reasonably be expected to result in one or more claims that if properly made under ARTICLE 11 would reasonably be expected to entitle Buyer to recover more than $6,000,000 from Seller pursuant to Section 11.02(a)(i), and (iii) Buyer shall have received a certificate signed by an executive officer of Seller to the foregoing effect; and

(b)no Material Adverse Effect shall have occurred.

Section 10.03    Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) Buyer shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Closing Date, including, without limitation, Section 2.03(a), (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant to this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such date (except for any representations and warranties of Buyer made as of a specific date, which shall be true at and as of such date) and (iii) Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

Section 10.04    Frustration of Closing Conditions. Neither Buyer nor Seller may rely, either as a basis for not consummating the Closing or for terminating this Agreement, on the failure of any condition set forth in Section 10.01, Section 10.02 or Section 10.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the transactions contemplated by this Agreement.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01    Survival. The representations and warranties of the Parties contained in this Agreement (other than Article 8) or in any certificate or other writing delivered pursuant to this Agreement or in connection this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that (a) the representations, warranties and covenants set forth in Article 8 shall survive until the date that is thirty (30) days after the expiration of the statute of limitations applicable to the underlying matter in question, (b) the covenants and agreements of the Parties contained in this Agreement (including Section 11.02(a), Section 11.02(c), Section 11.02(d) and Section 11.06) or in any certificate or other writing delivered pursuant to this Agreement or in connection with this Agreement shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations, (c) subject to subsection (d), the covenants and agreements of Seller contained in Section 11.02(b) and the representations and warranties contained in Section 3.20 (Environmental Matters) shall survive until the date that is five (5) years after the Closing Date, (d) the covenants and agreements of Seller contained in Section 11.02(b) and representations and warranties contained in Section 3.20, to the extent such covenants and agreements or representations and warranties relate specifically to Retained Environmental Liabilities that the Company assumed under the Purchase and Sale Agreement by and between Kinder Morgan Southeast Terminals LLC and the Company, dated February 1, 2019, shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations, and (e) the Fundamental Representations shall survive the Closing indefinitely. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been duly given, in accordance with the procedures and requirements set forth in this Article 11, to the Party against whom such indemnity may be sought prior to such time.

Section 11.02    Indemnification.

(a)Effective at and after the Closing, Seller hereby indemnifies Buyer, the Company and its respective officers, directors, employees, representatives, agents and Affiliates (collectively, “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties) (“Damages”) incurred by any Buyer Indemnified Party arising out of (i) any misrepresentation or breach of representation or warranty of Seller in this Agreement, (ii) breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement, (iii) any Controlled Group Liability, any Seller Benefit Plan, or any other Benefit Plan sponsored, maintained, or contributed to by Seller or any of its Affiliates, (iv) any Transaction Expenses, (v) Taxes attributable to any Pre-Closing Tax Period, (vi) any Excluded Asset Liability or (vii) any Lien on any item of Purchased Inventory; provided that with respect to indemnification by Seller pursuant to Section 11.02(a)(i), (A) Seller shall not be liable for any claim arising out of a breach of representation or warranty unless the amount of Damages in respect of such claim exceeds $50,000 (and any claims that do not exceed such amount shall not be taken into account in determining whether the aggregate amount of Damages set forth in clause (B) below has been met), (B) Seller shall not be liable for any claims arising out of a breach of representation or warranty unless and until the aggregate amount of Damages with respect to all claims exceeds $1,250,000, in which event the full amount of Damages arising from claims arising out of breach of any representation or warranty (other than those below the limit under (A) above) shall be recoverable, and (C) Seller’s maximum liability for all claims shall not exceed $6,000,000; provided further, that notwithstanding the foregoing, the limitations on indemnification in (A) through (C) of this Section 11.02(a) shall not apply to any covenant intended to survive the Closing, any Fundamental Representation or to any of the representations, warranties, or covenants contained in Article VIII.

(b)Subject to Section 11.06, effective at and after the Closing, Seller hereby indemnifies the Buyer Indemnified Parties against and agrees to hold each of them harmless from any and all Damages incurred by any Buyer Indemnified Party arising out of any Retained Environmental Liability.

(c)Effective at and after the Closing, Buyer hereby indemnifies Seller and its officers, directors, employees, representatives, agents and Affiliates (collectively, “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages actually suffered by any Seller Indemnified Party arising out of (i) any misrepresentation or breach of representation or warranty or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement, (ii) Taxes attributable to any Post-Closing Tax Period or (iii) to the extent Buyer is not entitled to indemnity from Seller under Section 11.02(a) for the same, any guaranties that Seller or its Affiliate maintains at Buyer’s request post-Closing pursuant to Section 7.08.

(d)Notwithstanding anything contained in this Section 11.02 to the contrary, in no event shall Buyer be entitled to make, nor shall Seller be liable for, any claims under this ARTICLE 11 with respect to the quantity or quality of the Purchased Inventory.

Section 11.03    Third Party Claim Procedures.

(a)The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail the specifics of such Third Party Claim, the basis for indemnification and the Indemnified Party’s bona fide estimate of the amount of such Third Party Claim (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim, and, subject to the limitations set forth in this Section 11.03, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or if the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel to the Indemnified Party.

(d)The Indemnified Party shall not settle or compromise any Third Party Claim, or make any admission with respect thereto, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

(e)Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 11.04    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail the specifics of such claim, the basis for indemnification and the Indemnified Party’s bona fide estimate of the amount of such claim (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent such failure shall have actually prejudiced the Indemnifying Party. The Indemnifying Party shall have thirty (30) days after receipt of such notice to respond in writing to the Indemnified Party describing in reasonable detail the basis for any objection to such claim (a “Dispute Notice”). If the Indemnifying Party does not deliver a Dispute Notice within such 30-day period or delivers a Dispute Notice objecting to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within sixty (60) days, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.06.

Section 11.05    Calculation of Damages.

(a)The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)The Indemnifying Party shall not be liable under Section 11.02 for any (i) Damages relating to any matter to the extent that such matter has been reflected in the determination of the Final Purchase Price (i.e., as an adjustment to the dollar amount set forth in the definition of “Purchase Price”), or (ii) consequential, punitive or damages or lost profits, in each case other than fraud, criminal activity or willful misconduct; provided, however, that this Section 11.05(b) shall not limit a Party’s right to recover losses under this Article 11 for any such losses to the extent (x) such Party is required to pay such losses to a third party in connection with a matter for which such Party is otherwise entitled to indemnification under this Article 11 or (y) such losses (other than punitive or exemplary damages) were a reasonably foreseeable result of the applicable breach of this Agreement.

(c)Notwithstanding anything herein to the contrary, for purposes of determining whether any breach of a representation or warranty has occurred and the amount of the Damages to which any Indemnified Party may be entitled under this ARTICLE 11, each of the representations and warranties that contains any “Material Adverse Effect”, “material” or similar qualifications shall be read as though such qualifications were not contained therein.

(d)Each Indemnified Party must mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement provided, in no event shall any Buyer Indemnified Party be obligated to initiate litigation or arbitration with any supplier or customer of the Company. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s costs (including reasonable attorney’s fees) of mitigation) within two (2) Business Days after the benefit is received.

(e)Each Indemnified Party shall use its commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

(f)Except to the extent expressly provided in Section 13.11, no knowledge by any Buyer Indemnified Party of any inaccuracy of any representation or warranty under ARTICLE 3, or any failure of Seller to perform any covenant hereunder, shall limit the ability of any Buyer Indemnified Party to bring any claim under this Agreement.

Section 11.06    Environmental Procedures.

(a)Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be liable under this Agreement for, and none of Buyer or its Affiliates shall be entitled to recover from Seller, any Damages relating to Environmental Liabilities to the extent such Damages:

(i)arise out of any sampling, testing or other invasive or subsurface investigation of the air, soil, surface water, groundwater, building materials or other environmental media, or any disclosure, report or communication relating to any Environmental Liability to any Person, unless such sampling, testing, investigation, disclosure, report or communication is (A) required by Applicable Law or any environmental permit, license, approval or other authorization, (B) required by an order or other written directive of a Governmental Authority, (C) in response to an imminent and substantial threat to human health or the environment, or (D) necessary to respond to any Third Party Claim; or

(ii)exceed those Damages that must be incurred to satisfy, in a reasonably cost-effective manner, the minimum requirements of a Governmental Authority pursuant to applicable Environmental Law using where possible risk-based standards, engineering, use or institutional controls or deed or other restrictions.

(b)As between Seller and Buyer or any of Buyer’s Affiliates, Seller shall have the right at its option, to control any Environmental Liability that is subject to indemnification under Section 11.02(a)(1) or Section 11.02(a)(2) of this Agreement, including the disclosure, investigation, negotiation, performance, remediation, monitoring, settlement and resolution of such matter and direct the work of the Persons performing such activities. With respect to any such Environmental Liability, (i) the controlling party shall keep the other party reasonably informed; and (ii) to the extent Seller is the controlling party, (A) Buyer shall, and shall cause its Affiliates to, cooperate with Seller and its representatives, provide to Seller and its representatives reasonable access (during ordinary business hours and without unreasonable disruption to Buyer’s business operations and including executing customary access agreements) to properties, facilities, information and documents and reasonably promptly provide to Seller and its representatives copies of all communications received from or delivered to any other Person relating to such Environmental Liability and (B) to the extent practicable, Seller shall provide Buyer with timely access to any studies, reports, work plans or other material documents prior to submission to a Governmental Authority and consider in good faith any comments of Buyer with respect thereto, provide timely notice of and an opportunity to attend and participate in any meetings, hearings or other proceedings with Governmental Authorities, and reasonably promptly provide to Buyer and its representatives copies of all material communications received from or delivered to any other Person relating to such Environmental Liability.

(c)If, in respect of Section 11.02(b), a dispute arises between Buyer and Seller as to whether the acts, omissions or events giving rise to an Environmental Liability arose or occurred prior to or after the Closing (a “Timing Dispute”), then they shall promptly thereafter cause EnviroPro Services, LLC (or such other independent environmental consultant of nationally recognized standing reasonably satisfactory to Buyer and Seller) promptly to review this Agreement and the disputed Environmental Liability for the purpose of resolving the Timing Dispute. In resolving such Timing Dispute, if an event under Section 11.06(a)(i)(A) through (D) has transpired, then such independent environmental consultant may engage in the sampling, testing or other invasive or subsurface investigation of the air, soil, surface water, groundwater, building materials or other environmental media, or any disclosure, report or communication relating to the Environmental Liability subject to such Timing Dispute to the extent necessary to resolve such Timing Dispute. Such independent environmental consultant shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth its resolution of the Timing Dispute. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Seller if the independent environmental consultant determines that the acts, omissions or events giving rise to the disputed Environmental Liability arose or occurred prior to the Closing and (ii) by Buyer if the independent environmental consultant determines that the acts, omissions or events giving rise to the disputed Environmental Liability arose or occurred after the Closing. Buyer and Seller agree that they will, and agree to cause their respective independent environmental consultants and the Company to, cooperate and assist in the report by the independent environmental consultant referred to in this Section 11.06(c), including the making available to the extent reasonably requested of books, records, work papers and personnel.

Section 11.07    Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 11.08    Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing, other than with respect to claims for fraud, (a) Buyer waives on behalf of itself and its Affiliates (other than the Company) any rights and claims Buyer or its Affiliates (other than the Company) may have against Seller or its Affiliates, whether in law or in equity, relating to the Company, the Company Interests or the transactions contemplated by this Agreement and the Pre-Signing Restructuring and (b) Seller waives on behalf of itself and its Affiliates any rights and claims Seller or its Affiliates may have against Buyer or its Affiliates, whether in law or in equity, relating to the Company, the Company Interests or the transactions contemplated by this Agreement and the Pre-Signing Restructuring. Other than with respect to claims for fraud, the rights and claims waived by Buyer and Seller, on behalf of such Party and on behalf of their respective Affiliates (other than the Company), include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. Other than with respect to claims for fraud, after the Closing, Section 11.02 and Section 13.13 will provide the exclusive remedy for each of Seller and Buyer for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement, the Pre-Signing Restructuring or the transactions contemplated hereby or thereby.

ARTICLE 12
TERMINATION

Section 12.01    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written agreement of Seller and Buyer;

(b)by either Seller or Buyer if the Closing shall not have been consummated on or before September 30, 2019, subject to extension by Section 2.03 for a Disrupting Event (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to a Party whose failure to comply with its obligations under this Agreement has been a primary cause of the failure of the Closing to be consummated on or before such date; provided, further, that if as of the End Date any of the conditions set forth in Section 10.01(a) or Section 10.01(c) have not been satisfied, then Seller or Buyer may elect to extend the End Date to a date no later than December 31, 2019, which date shall thereupon constitute the End Date for all purposes of this Agreement; or

(c)by either Seller or Buyer if consummation of the transactions contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The Party desiring to terminate this Agreement pursuant to Section 12.01(b) or Section 12.01(c) shall give notice of such termination to the other Party.
Section 12.02    Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement; provided that if such termination shall result from the willful (a) failure of either Party to fulfill a condition to the performance of the obligations of the other Party, (b) failure to perform a covenant of this Agreement or (c) breach by either Party of any representation or warranty or agreement contained in this Agreement, such Party shall be fully liable for any and all Damages incurred or suffered by the other Party as a result of such failure or breach. The provisions of Sections 6.01, 13.03, 13.05, 13.06 and 13.07 shall survive any termination of this Agreement pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

Section 13.01    Notices. All notices, requests and other communications to any Party under this Agreement shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Trajectory Acquisition Company, LLC
20 Greenway Plaza, Suite 310
Houston, TX 77046
Attention: Shameek Konar and James Chiu
E-mail: Shameek.Konar@pilottravelcenters.com; James.Chiu@pilottravelcenters.com with a copies to:

Trajectory Acquisition Company, LLC
20 Greenway Plaza, Suite 310
Houston, TX 77046
Attention: Tim Langenkamp
E-mail: Tim.Langenkamp@pilottravelcenters.com
Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, TX 77002
Attention: Glenn Pinkerton
E-mail: gpinkerton@sidley.com
if to Seller, to:
NGL Energy Operating LLC
6120 South Yale Avenue, Suite 805
Tulsa, OK 74136
Attention: H. Michael Krimbill
E-mail: Michael.Krimbill@ngelp.com

with a copy to:
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Bruce A. Toth, Isaac E. Griesbaum
Facsimile No.: 312-558-5700
E-mail: btoth@winston.com, igriesbaum@winston.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party to this Agreement. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 13.02    Amendments and Waivers.

(a)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 11.08, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense (including, in the case of Seller, the Transaction Expenses, which shall be for the account of Seller).

Section 13.04    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided that, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party.

Section 13.05    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.06    Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.01 shall be deemed effective service of process on such Party.

Section 13.07    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of the Agreement signed by the other Party to the Agreement. Until and unless each Party has received a counterpart of the Agreement signed by the other Party to the Agreement, this Agreement shall have no effect and no Party shall have any right or obligation under this Agreement (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities under this Agreement upon any Person other than the Parties to the Agreement, the Buyer Indemnified Parties and their respective successors and assigns other than as expressly provided in Section 11.02.

Section 13.09    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 13.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.11    Disclosure Schedules.

(a)Seller has set forth information on the Seller Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a schedule need not be set forth in any other section so long as its relevance to such other section of the schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The Parties acknowledge and agree that (i) the schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

(b)Seller shall have the obligation until Closing, to add, supplement or amend the Seller Disclosure Schedule applicable to its representations and warranties with respect to any matter (i) hereafter discovered that existed prior to the Signing Date and should, if known at the Signing Date, have been set forth or described in the Seller Disclosure Schedule in order to make the representations and warranties in Article 3 accurate as of the Signing Date, or (ii) first arising or occurring after the Signing Date that is not covered by (i) and is required to be set forth or described in the Seller Disclosure Schedule in order to make the representations and warranties in Article 3 accurate as of Closing. For purposes of determining whether the conditions set forth in Section 10.02 have been fulfilled, the Seller Disclosure Schedule will be deemed to include only that information contained therein on the Signing Date and shall be deemed to exclude all information contained in any such addition, supplement or amendment (other than any addition, supplement or amendment to Section 3.11(a)(xiii) of the Seller Disclosure Schedule); provided, however, that if Closing occurs, then (x) all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing under (i) above shall not be waived and Buyer shall be entitled to make any claim with respect thereto pursuant to the terms of this Agreement as if it had not been disclosed even though it was aware of such matters prior to Closing, and (y) all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing under (ii) above shall be waived if and only if Seller in such disclosure expressly and in good faith acknowledges in writing that such matters cause the condition in Section 10.02(a)(ii) to not be met such that Buyer does not have to consummate the Closing, in which event if Buyer elects to consummate the Closing, then such matters as to which such acknowledgment was given by Seller shall be deemed waived by Buyer and Buyer shall not be entitled to make any claim with respect thereto pursuant to the terms of this Agreement or otherwise, other than in case of fraud. For avoidance of doubt, (A) as contemplated by the foregoing sentence, notwithstanding the supplemental disclosures by Seller, nothing herein shall limit Buyer’s right to make its own determination as to whether the condition in Section 10.02(a)(ii) has not been met and thus elect not to consummate the Closing and (B) where such matters would not cause the condition to Closing in Section 10.02(a)(ii) to not be met, or where Seller does not provide the acknowledgment, if Closing occurs, then Buyer shall be deemed not to have waived any rights as to such matters and Buyer shall be entitled to make any claim with respect thereto pursuant to the terms of this Agreement, as if it had not been disclosed even though it was aware of such matters prior to Closing. Notwithstanding the foregoing, if Closing occurs, Buyer shall not have a right to make a claim under ARTICLE 11 as to matters covered under (ii) above if such matter was consented to by Buyer under Section 5.01.

Section 13.12    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)Buyer waives and will not assert, and agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller and any shareholder, officer, employee or director of the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby, by any legal counsel currently representing the Company in connection with the Transaction Documents or the transactions contemplated thereby (the “Current Representation”).

(b)Buyer waives and will not assert, and agrees to cause the Company to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel of Seller or the Company and any Designated Person occurring as to the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Company, it being the intention of the Parties that all such rights to such attorney-client privilege as to disclosure by such legal counsel of attorney-client privileged communications as to the Current Representation shall be retained by Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated thereby, or to communications with any Person other than the Designated Persons and their advisers.

Section 13.13    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any other remedy to which they are entitled at law or in equity.

Section 13.14    Time is of the Essence. With respect to all dates and time periods in this Agreement, time is of the essence. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Signing Date.

NGL ENERGY OPERATING LLC

By: /s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: Chief Executive Officer

TRAJECTORY ACQUISITION COMPANY LLC

By: BUNKERHILL OIL MARKETING LLC
its Manager

By: /s/ Shameek Konar
Name: Shameek Konar
Title: Vice President